Exhibit 10.6

- CONSULTANCY SERVICES AGREEMENT -

This is an agreement (the “Agreement”) dated 27 May 2010 between SEQUANS COMMUNICATIONS (“SEQUANS” or “Company”), French company incorporated under the form of Société Anonyme, registered with the Nanterre Corporate Register (R.C.S.) under the number 450 249 677, and having its registered office located at 19, Parvis de la Défense – Bâtiment CitiCenter – 92073 PARIS LA DEFENSE Cedex (FRENCE), represented by Mr. Georges Karam, CEO, and Mr. Zvi Slonimsky (the “CONCULTANT”) residing at 12, Rekanati St., Tel-Aviv 69494 (ISRAEL), collectively referred to as “THE PARTIES”

WHEREAS,

SEQUANS is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of broadband wireless access, specifically compliant with WiMAX standard or other similar broadband wireless standards.

Mr. Zvi Slonimsky has a great knowledge and expertise in the broadband wireless access industry, and is in the business of providing related consultancy services.

SEQUANS desires to use such consultancy services.

The Parties are willing to establish the relationship contemplated herein.

NOW THEREFORE, in consideration of their mutual covenants and undertakings, the parties agree as follows.

1.	Services. As mutually agreed upon by the parties, CONSULTANT shall provide the following services to SEQUANS (the “Services”) during the term of this Agreement:

i)	Review of the company’s Board of Directors meetings materials

ii)	Active participation to the Company’s business reviews

iii)	General advise to the Company about its business strategy

iv)	Report on specific business topics in the areas of expertise of the CONSULTANT as requested by the Company from time to time

CONSULTANT shall maintain electronic records related to the services provided pursuant to this Agreement.

Likewise, CONSULTANT undertakes to report on his activities performed under this Agreement to the Company. The nature and frequency of these reports will be left to the reasonable discretion of SEUQANS.

2.	Term. This Agreement shall enter in force with retroactive effect to 11 January 2010 and shall continue for a period of two (2) years. It is expressly agreed that this 2 year-period is likely to be renewed once for the same duration.

3.	Remuneration – Expenses – Warrants. In consideration with the consultancy services provided pursuant to the present Agreement, the CONSULTANT shall receive a fixed fee which shall be settled by monthly installments of USD 3,333.

The CONSULTANT shall be reimbursed for reasonable travel and other out of pocket expenses incurred in fulfilling his Services under this Agreement, subject to the provision of receipts and to the prior approval of the Company.

The CONSULTANT shall invoice SEQUANS every moth for his fees and costs. Such invoices shall be due and payable within 15 days of receipt of the invoice.

4.	Diligence. CONSULTANT shall collaborate with SEQUANS as an independent CONSULTANT on the basis of his specific skill. SEQUANS doesn’t undertake by this Agreement or otherwise to perform any of CONSULTANT’s obligations. In no way is CONSULTANT to be construed as are employee or agent or acting as an employee or agent of SEQUANS in any respect CONSULTANT shall not disclose to any third party information concerning any efforts undertaken for SEQUANS without the express prior, written consent of SEQUANS.

CONSULTANT warrants that all services likely to be performed under this Agreement shall be performed with the skill, care and diligence to be expected of a professional consultant.

CONSULTANT shall render his services under his own responsibility and shall determine the adequate manner and means by which such services are accomplished, subject to the express condition that CONSULTANT shall at all times comply with the terms and conditions of this Agreement and applicable law.

In the performance of his services, CONSULTANT will not use any confidential, proprietary, or trade secret information that it has learned in prior projects for other clients, nor will it violate any existing copyright or trademark.

5.	Termination.

a)	Notwithstanding the terms of section 2 herein, either party may terminate this Agreement, with or without cause, upon 30 days-written notice to the other party.

b)	SEQUANS may terminate this Agreement without respecting any notice period if CONSULTANT has breached any of his obligations under the Agreement.

c)	Except as otherwise stated herein, each party shall be released from all obligations and (liabilities to the other party arising after the date of such termination, except with respect to Confidentiality obligations, as set forth under section 6 hereafter, which shall remain in force for a period of five (5) years from the date of disclosure of any Confidential information.

d)	Upon termination of this Agreement CONSULTANT shall return to SEQUANS all tangible property belonging to SEQUANS including documents, computer files, data or programs.

6.	Confidentiality.

a)	Confidential information. In order to conduct the duties involved with the services to be provided to SEQUANS, CONSULTANT wishes to obtain certain information concerning SEQUANS and its business which is not generally known, and which SEQUANS considers to be proprietary and/or confidential (hereinafter referred to as “Confidential Information”), which may include but is not limited to, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations, reports, studies and other technical and business information.

b)	Protection of Confidential Information. CONSULTANT acknowledges that SEQUANS claims its Confidential Information as a special, valuable and unique asset. CONSULTANT agrees that it will keep in confidence all Confidential Information and that it will not directly or indirectly disclose to any third party or use for its own benefit, or use for any purpose other than the consultancy services provided by CONSULTANT, any Confidential Information it receives from SEQUANS. CONSULTANT agrees to use reasonable care to protect the Confidential Information, and in no event less than the same degree of care to protect the Confidential Information as it would employ with respect to its own information of like importance, which it does not desire to have published or disseminated. Any information exchanged by the parties and entitled to protection under this Agreement shall be identified as such by appropriate markings on any documents exchanged, or, if the disclose has been made orally, then the disclosing party shall identify the information as “confidential” at the time the disclosure is made and, within two (2) weeks of the disclosure, shall confirm in writing the confidential nature of the oral communication.

c)	Limitations on Confidential Information. Confidential Information shall not include the information which:

•	The CONSULTANT knows at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records;

•	Is or becomes publicly available through authorized disclosure;

•	Is independently developed by the CONSULTANT without the use of any Confidential Information; or

•	The CONSULTANT rightfully obtains from a third party who has the right to transfer or disclose it.

If any portion of any confidential Information falls within any of the above exceptions, the remainder of the Confidential Information shall continue to be subject to the requirements of this Agreement.

d)	Compelled Disclosure. Should the CONSULTANT be faced with legal action to disclose Confidential Information received under this Agreement, the CONSULTANT shall promptly notify SEQUANS and, upon the request of the latter, shall cooperate with SEQUANS in contesting such a disclosure. Except in connection with failure to discharge the responsibilities set forth in the preceding sentence, neither party shall be liable in damages for any disclosures pursuant to such legal action.

7.	Miscellaneous.

a)	This Agreement is the exclusive agreement between the parties with respect to its subject matter and as of its date supersedes all prior agreements, negotiations, representations, and proposals, written or oral, related to its subject matter. Its terms cannot be modified, supplemented, or rescinded except by an agreement in writing signed by both parties.

Neither party shall be bound by nor liable to the other party for any representation, promise, or inducement made by any of such party’s agents or employees which is not embodied in this Agreement In the event of any discrepancy or inconsistency between this Agreement and any other form used by either party in connection herewith, the terms of this Agreement shall govern.

b)	If any provision of this Agreement is held invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions shall in no way be affected or impaired hereby.

c)	No waiver of any breach of this Agreement shall constitute a waiver of any other breach, whether of the same or any other covenant, term, or condition. The subsequent performance of any of the terms, covenants, or conditions of this Agreement shall not constitute a waiver of any preceding breach, regardless of the other party’s knowledge of the preceding breach at the time of subsequent performance, ne shall any delay or omission of either party’s exercise of any right arising from any such default affect or impair the parties’ rights as to the same or future default.

d)	This Agreement shall be governed by and interpreted in accordance with the laws of FRANCE. Any dispute arising out of the interpretation and/or the performance of the present Agreement shall be submitted to the Courts of Paris (France).

e)	Whenever notice is required to be given under the terms of this Agreement, it shall be in writing and shall be personally delivered or mailed, certified mail, return receipt requested, addressed as set forth on page 1 of this Agreement, to the party to receive such notice. E-mail notifications with receipt requested will be accepted. Any change of address of either party shall be effective upon of written notice of such change by the opposite party.

f)	By executing this Agreement, the signatory for each party represents that it is duly authorized to execute this Agreement on behalf of such party.

SEQUANS COMMUNICATIONS		Agreed and Accepted:

By		By

Mr. Georges Karam		Mr. Zvi Slonimsky
President and Chief Executive Officer

Date	31/5/2010	Date	30.5.10